Exhibit 99.2
Trinity Industries, Inc.
Earnings Release Conference Call – Q4 2022
February 21, 2023

Leigh Anne Mann
Vice President, Investor Relations
Thank you, operator. Good morning everyone. We appreciate you joining us for the Company’s fourth quarter 2022 financial results conference call.
Our prepared remarks will include comments from Jean Savage, Trinity’s Chief Executive Officer and President, and Eric Marchetto, the Company’s Chief Financial Officer. We will hold a Q&A session following the prepared remarks from our leaders.
During the call today, we will reference slides highlighting key points of discussion, as well as certain non-GAAP financial metrics. The reconciliations of the non-GAAP metrics to comparable GAAP measures are provided in the appendix of the supplemental slides, which are accessible on our investor relations website at www.trin.net. These slides can be found under the Events and Presentations portion of the website, along with the Fourth Quarter Earnings Conference Call event link.
A replay of today’s call will be available after 10:30 a.m. Eastern time through midnight on February 28, 2023. Replay information is available under the Events and Presentations page on our Investor Relations website.
It is now my pleasure to turn the call over to Jean.
E. Jean Savage
Chief Executive Officer and President
Thank you, Leigh Anne, and good morning everyone; I hope your 2023 is off to a great start.
Before we begin with our prepared remarks, I wanted to take a moment and acknowledge the accomplishments of 2022 that don’t always appear on financial statements, but are essential to all of our stakeholders.
Our company purpose is “Delivering Goods for the Good of All” and embedded in this purpose is our focus on environmental, social, and governance excellence. We have updated our operating model to embed the word “sustainability” as a core value, further evidence that we view sustainability as a key focus for our business.

Last year, we continued our efforts to ramp up our ESG initiatives as a company. This included naming a global head of ESG for Trinity to spearhead and lead our ESG initiatives. We became the first railcar manufacturing company in North America to certify that our existing EHS management system conforms to the International Organization for Standardization’s Environmental standard and Occupational Health and Safety standard. We hired a director to lead our DE&I initiatives, launched nine Employee Resource Groups and Employee Networks, and completed our first ESG roadshow with investors.
Additionally, in our core business, we are consistently working on new product development to support sustainability priorities. This includes improving efficiency in new railcar designs and programs like our sustainable conversion program that allow us to re-purpose existing railcars and increase the longevity of their parts and components. To date, our sustainable railcar conversion program has reused over 54 million pounds of steel.
Our ESG initiatives are ongoing, and I look forward to keeping you updated on our progress through the year.
And now turn with me to Slide 3 to talk about our key messages from today’s call, which we will expand on later in our prepared remarks.
Our fourth quarter GAAP EPS from continuing operations was $0.46 and adjusted EPS from continuing operations was $0.44, up $0.10 sequentially and $0.36 year over year. For the full year, GAAP EPS was $1.02 and adjusted EPS of $0.94 was up 176% over 2021. Given the unexpected labor, supply chain, and rail service challenges we faced in 2022 that impacted our ability to deliver cars at the pace we expected, we are proud of what we accomplished and the growth we achieved in 2022.
Furthermore, when we look ahead, we also have reason to be optimistic. We ended the year with our Future Lease Rate Differential, or FLRD, at 25.1%. We view this as a good predictor of future rate growth in the leasing segment, and a high FLRD is an indicator of continued, broad-based strength in the railcar leasing market. The FLRD calculates the implied change in lease rates for railcar leases expiring over the next four quarters by applying the most recently transacted quarterly lease rate for each railcar type.
The FLRD also accounts for current market rates, which remain strong despite uncertain economic sentiment. The key to remember is that industry supply has tightened, and energy costs and supply chain planning have increased the importance of visibility and control in logistics planning for businesses. Trinity has a unique advantage as both a producer of rail cars and a beneficiary of solid leasing fundamentals. The rest of the industry either does one or the other for the most part, which can be challenging in periods of market volatility.
We are introducing our 2023 EPS guidance of $1.50 to $1.70. At the midpoint, this represents EPS growth of 70% over 2022 and reflects higher deliveries, higher lease rates, and improved segment margins.
And finally, in the fourth quarter we completed our acquisition of Holden America, our second acquisition of 2022. Eric will discuss this acquisition and our general view on future acquisitions.
And now let’s turn to Slide 4 for a market update.
While we continue to feel the impact of railroad labor shortages on rail service and traffic, there have recently been some improvements in rail service metrics that give us hope that we have seen the worst. But, the number of operating employees remains a key constraint for carriers heading into 2023. Without significant hiring, rail service improvements will be tough to maintain.
We saw 2022 rail carload volumes end the year even with 2021. Markets like grain and automotive carried meaningful momentum into the new year but other markets, such as chemical and metals, experienced notable headwinds late in 2022. At the same time, the number of railcars in storage ticked up, consistent with normal seasonal trends and the volatility in carload traffic but still remained well below the five-year average. We continue to expect the existing fleet of railcars to remain tight in 2023 and replacement needs to drive new railcar demand.
Moving to the bottom of the slide, I already mentioned our FLRD is above 25%, which is a significant step up from where it was last quarter. Our lease fleet utilization in the fourth quarter held steady at 97.9%, which is the same levels we saw pre-pandemic and is evidence of a tight fleet.
We received orders for 3,015 railcars in the quarter and delivered 4,400. We ended the year with a backlog of 32,270 railcars, valued at $3.9 billion. We expect to deliver approximately 49% of this backlog in 2023 and, given the multi-year order we booked in the third quarter, we expect some of this backlog to extend as late as 2028. Our backlog and recent inquiry levels represent replacement-level demand, and our customers need these cars for supply chain management, which gives us confidence and visibility into our delivery forecast.

Slide 5 shows the fourth quarter performance year over year. Our quarterly revenue of $591 million was up 25% as compared to a year ago, and our fourth quarter adjusted EPS of $0.44 was up 450%. While our cash flow from continuing ops in the quarter of $62 million was down 69%, our adjusted free cash flow of $138 million was up 394%.
Slide 6 shows our full year 2022 performance as compared to 2021. Our revenue, just below $2 billion, was up 30% from a year prior, and our full year adjusted EPS improved by 176%, as I previously mentioned. Additionally, our railcar deliveries improved by 50% in 2022 and our ending backlog was $3.9 billion. For the full year, cash flow was impacted by elevated working capital related to higher volumes of railcar deliveries and continued supply chain challenges. When you look at the year-over-year cash flow variance, it is worth noting that 2021 benefited from collecting $438 million in income tax receivables.
Please turn with me to Slide 7 for segment results.
I’ve already talked about the strong FLRD and fleet utilization in the leasing segment, but I also wanted to mention our renewal success rate in the fourth quarter of 85%. Our success rate for the entire year was 82%, a level we have not seen since 2014. This success rate shows that, even as we are able to increase rates at renewal to match rising current rates, customers continue to value holding the railcar and thus accept the higher rates. In short, the railcar fleet is still tight and we have a lot of visibility and stability on the leasing side of our business.
Leasing segment revenue of $197 million in the fourth quarter reflects improved rates and net lease fleet investment activities. Our FLRD has now been positive for six quarters, and we are starting to see those higher rates reflected in our financials. Leasing and management operating profit margins were 38.3% in the fourth quarter and were up sequentially due to net lease fleet investment activities. Margins were down year over year because of a general increase in maintenance, which tends to be cyclical in nature, as well as higher depreciation expense, mainly due to our sustainable railcar conversion program.
In the Rail Products segment, quarterly revenue of $656 million was up sequentially and year over year due to higher deliveries and favorable pricing and product mix. Our pace of deliveries picked up as the year progressed, and we exited the year at a higher run rate. In the first half of 2022, we delivered just under 5,000 railcars, which improved to over 8,000 in the second half of the year.

Our operating margins in the Rail Products segment came in at 2.8% in the fourth quarter and 2.8% for the full year. We spoke at length in our third quarter call about operating inefficiencies and supply chain issues pulling down margin. Unfortunately, these issues continued to impact us in the fourth quarter.
In addition to continued rail service disruptions, supplier deliveries have not kept pace with our scheduled needs, and railcar completion on several lines fell behind. Furthermore, capacity at facilities has increased more slowly than expected to meet our original production schedule. Labor was a challenge, with higher attrition requiring more hiring and onboarding than expected, which was significant given the increase in hiring we needed to achieve to match an increased production level, specifically in Mexico. The impact of rail service, supply chain, and labor issues was over 400 basis points of efficiency lost in operating profit. This means if our efficiency had performed as expected, our quarterly margin in the segment would have been about 7.0%, which is in the high single digit range we anticipated. We still expect to exit the planning period with Rail Products margins in the high single digits as we expect these issues to ease through 2023.
Finally, moving to Slide 8, I want to point out a few more key accomplishments. In December, we raised our quarterly dividend to $0.26 per share, an increase of approximately 13%, delivering on our three year goal of double-digit dividend growth. Additionally, our Board approved a new share repurchase authorization of $250 million with no expiration. This gives us more flexibility on timing as we consider various methods of capital deployment.
Our net lease fleet investment for the year was $178 million, slightly below our anticipated range of $250 million to $300 million. This is due to both a stronger-than-expected secondary market, driving higher-than-expected railcar sales, and lower deliveries to the lease fleet, given some of the supply chain issues impacting our delivery rate.
Our pre-tax ROE was 10.4% for the full year. We ended 2021 with a full year ROE of 3.4%, so 2022 marks a significant and sustainable improvement toward our strategic goal of a mid-teen ROE.
2023 marks the third year of our three-year plan we introduced at the end of 2020. On our third quarter call, we modified our operating cash flow target to a range of $1.2 billion to $1.4 billion to account for the sale of our highway business, higher working capital needs, and geography of railcar sales. Other than that adjustment, we are on track to hit those three-year targets and we continue to work toward hitting these metrics.

Before I turn the call to Eric, I wanted to talk about a few themes in our business. First, despite supply chain and rail service challenges, we continue to see strong inquiries and have great customer relationships, which gives us confidence in order flow in the near future. In addition to EPS growth in 2023, I also want to emphasize that we are seeing a significant amount of operating leverage in our business and expect to continue seeing higher returns, which we think is a more impactful measurement of our business given the value of our lease fleet and the visibility we have into our business.
We continue to make organizational changes and initiatives to focus on positioning our manufacturing and leasing businesses to maximize value creation through tough external headwinds. The Rail Products group is a strategic asset that provides revenue diversity and competitive advantage but tends to be more volatile given its exposure to market and labor issues in the short term, which has certainly been the case this year. However, over multi-year periods, the business trends with the same railcar fundamentals as the leasing business and there is a significant return to be made.
In closing, despite an unpredictable macroeconomic backdrop, I am proud of what our team accomplished this year. Operating any business does not come without challenges, but I have confidence in our ability to execute in 2023 on our three year goals given the strength of our business model and the team we have in place.
And now I’ll turn the call over to Eric to review our financial results.
Eric R. Marchetto
Executive Vice President and Chief Financial Officer
Good morning everyone. I would like to start by congratulating Jean on being named Railcar Woman of the Year by the League of Railway Women for 2022.
I would also like to give a little more color on the Holden acquisition that Jean mentioned. Holden is a manufacturer of market-leading, multi-level vehicle securement and protection systems, gravity-outlet gates, and gate accessories for freight rail in North America. We purchased Holden for an initial purchase price of $70 million, with another $10 million minimum to be paid in installments over the next two years. There is more information on this acquisition in our 10-K, which we expect to file later today. This acquisition fits well with our strategy to increase exposure to less cyclical and higher margin aftermarket parts, giving us more opportunities to serve our customers and diversify our revenue stream. Furthermore, as we see automobile preference move more toward SUVs and heavier electric vehicles, securement systems will become even more critical, and we look forward to being a market-leading chock provider and continuing to provide the quality and service that Holden’s customers have come to expect.
We completed two acquisitions in 2022, Quasar and Holden, and are in the process of integrating both of these operations into our platform. We see value in optimizing our business with strategic acquisitions, and continue to look for the right opportunities, but remain selective in our evaluation of potential targets.
If you turn to Slide 9, I’ll start my comments with the income statement.
In the fourth quarter, our consolidated revenue of $591 million improved sequentially and year over year due to higher external railcar deliveries and improved pricing. Our adjusted EPS of $0.44 per share in the quarter, also a sequential and year over year improvement, benefited from $236 million in lease portfolio sales driving a gain of $55 million.
Moving to the cash flow statement, our full year cash flow from continuing operations was $9 million and our adjusted free cash flow for the year was $138 million after investments and dividends. As has been the case through the year, we continue to have elevated levels of working capital to support a ramp-up in production and to mitigate disruptions in the supply chain. Additionally, our operating cash flow was negatively impacted by a higher receivables balance associated with deliveries late in the year. In 2021, our free cash flow benefited from collecting approximately $438 million of income tax receivables.
In line with our guidance, we ended the year with a $38 million investment in manufacturing and general capex, and returned $154 million to shareholders through repurchases and dividends.
Secondary market sales remained strong all year, and we recorded some sizeable gains on railcar sales. As long as we are delivering railcars into our lease fleet, we expect to complete secondary market sales as an ordinary course of business assuming market conditions remain favorable. This shifts cash flows from operating activities to cash flows from investing activities, even in a period of high deliveries. This is because the cash is reflected in operations when we sell a railcar directly out of our manufacturing but the cash is reflected in investments when we sell a railcar out of the lease fleet.
As Jean mentioned, our net lease fleet investment was $178 million for the year. In 2022, approximately 36% of our manufactured railcars were delivered to our lease fleet to meet customer demand, which was a gross increase in the fleet of $929 million. In keeping with our goal of modest fleet growth and aided by a strong secondary market, we sold approximately $751 million of railcars out of our fleet, which allows us to optimize the composition of railcars in our fleet to serve customer demand and keep utilization high.
Please turn to Slide 10.
We ended the year with liquidity of $398 million, representing cash and equivalents, revolver availability, and warehouse availability. Our loan to value of the wholly-owned fleet was 65.7% at the end of the year, remaining in line with our target LTV of 60 to 65 percent. We expect liquidity to improve in 2023 as we lower our working capital with improved supply chain conditions and higher deliveries. Our loan maturities are at attractive rates considering the market dynamics.
And now please turn to Slide 11 and let’s talk about some of the expectations for 2023.
When we set our three-year plan at the end of 2020, we stated we expected industry deliveries to stay in the replacement demand level, which we viewed as approximately 120,000 railcars over the three years. In the first two years of the plan, the industry delivered just over 70,000 railcars. We expect 2023 industry deliveries of 40,000 to 45,000, meaning we will end slightly below the 120,000 we forecasted at the end of 2020 for the three year period. This number excludes sustainable conversions, which have been significant over the planning period. For Trinity specifically, we expect to deliver at or near our historic market share of industry deliveries. We continue to view this build cycle as rational, which will benefit our lease fleet through the cycle.
Our three year planned net fleet investment was $500 to $600 million, which means we expect a net fleet investment of approximately $250 to $350 million in 2023 to land in the forecasted range. Included in this investment forecast is new railcar deliveries to the lease fleet as well as sustainable railcar conversions and modifications on our existing fleet, and secondary market additions, offset by sales in the secondary market. This is slightly higher than what we have invested in recent years. While a smaller percentage of railcars we deliver will go into our lease fleet than last year, on an absolute basis we expect similar internal deliveries and expect higher eliminations on a dollar basis due to a higher volume of deliveries at higher prices.
Our current backlog to the Leasing Group for new railcars is $459 million. Not all of this will deliver in 2023, and railcar sales will offset deliveries to the lease fleet in our full year net lease fleet investment.
Additionally, we expect manufacturing and other general capital expenditures of $40 to $50 million, similar to prior years.

We are introducing preliminary 2023 adjusted EPS guidance of $1.50 to $1.70, which represents substantial growth over 2022 results. While we do expect some easing in the labor, rail service and supply chain challenges in 2023, these issues do not go away overnight and thus are reflected in our guidance. We expect the pace of deliveries through the year to be relatively consistent, but quarterly consolidated financial results will be lumpy, driven by timing of planned maintenance expense and net lease fleet activity.
In closing, we have taken actions to optimize the balance sheet and improve the operating leverage of our business over the last several years. As we enter 2023, I am confident in our company’s ability to outperform in a challenging environment and realize cash generation and higher returns and, ultimately, higher shareholder value.
And now, operator, we are ready for our first question.

(after Q&A)
E. Jean Savage
Chief Executive Officer and President
Thank you, and thank you again everyone for joining us this morning.
We believe we are well-positioned for a strong year in 2023. Our guidance reflects higher lease rates, higher deliveries, and efficiency improvement driving higher margins and generating cash flow. I want to thank our team for their hard work this year and their ability to execute in a challenging environment.
Thank you again for your continued support.